Company Contacts: Telestone Technologies Corporation Ms. Jun Man, Manager of the Office of the Board of Directors Phone: +86-10-6860-8335 x1104 E-mail: manjun-z@telestone.com	Investor Relations Contact: CCG Investor Relations Mr. John Harmon, CFA, Sr. Acct. Manager Phone: +86-10-8573-1014 E-mail: john.harmon@ccgir.com

For Immediate Release:

Telestone Technologies Corporation Announces Third-Quarter 2012 Results

BEIJING, China, November 19, 2012 - Telestone Technologies Corporation (NASDAQ: TSTC) (“Telestone” or the “Company”), a leading developer and provider of telecommunications local-access networks in China, today announced financial results for the third quarter ended September 30, 2012.

Third-Quarter 2012 Highlights:

▪  Revenues were $17.4 million, a decrease of 41.2%, as compared to $29.6 million in the year-ago quarter

▪  Gross profit was $6.8 million, as compared to $12.9 million in the year-ago quarter

▪  Net loss was $13.1 million, or $0.92 per diluted share. Non-GAAP net income, which excluded stock-based compensation and allowance for doubtful accounts, was $1.3 million, or $0.09 per diluted share

Third-Quarter 2012 Results

Revenues in the third quarter of 2012 were $17.4 million, a 41.2% decrease from $29.6 million in the year-ago quarter.  The year-over-year decrease in revenue was primarily attributable to a slow start to 4G network construction, the maturity of 3G deployment, intensified competition, and the Company’s strategic moderation of growth in certain cities with longer accounts receivable collection periods.

Equipment sales decreased 48.5% to $5.9 million from $11.4 million in the year-ago quarter. Sales of professional services declined 36.7% to $11.5 million, as compared to $18.2 million in the year-ago quarter. Equipment sales declined by more than sales of professional services due to market share changes in a more competitive equipment market.

Sales to non-telecom operators and overseas customers amounted to approximately $3.4 million in the third quarter, or 19.4% of total revenue. Sales of WFDS-enabled products were $5.9 million, accounting for 33.8% of sales in the quarter, representing a decrease of 44.4% from $10.6 million, or 35.7% of sales in the year-ago quarter. The significant decrease in WFDS sales was primarily due to slow progress of the Integration of Networks initiative of China’s State Council, as well as slower-than-expected business development in the U.S., as U.S. carriers are cautious about ordering equipment from Chinese companies following a government report questioning the security of telecommunications equipment produced by large Chinese manufacturers.

In the third quarter, revenue from the “Big-3” telecom carriers — China Mobile, China Unicom, and China Telecom — comprised 80.6% of total quarterly revenue, as compared to 97.4% in the year-ago quarter.

Gross profit in the third quarter was $6.8 million, as compared to $12.9 million in the year-ago quarter. The gross margin decreased to 39.2% from 43.5% in the year-ago quarter, as traditional lower-margin products, including Sichuan Ruideng’s engineering integration services, still contributed a large percentage of the Company’s revenues.

Total operating expenses were $20.0 million, an increase of 225.0% from $6.2 million in the year-ago quarter. Sales and marketing expense was $2.8 million, with a decrease of 22.5% from $3.6 million in the year-ago quarter. Research and development expense stayed roughly flat at $0.5 million, or 2.8% of revenues for the quarter. However, general and administrative expenses were $16.6 million, as compared to $2.0 million in the year-ago quarter. The substantial increase in general and administrative expenses was primarily due to a $14.2 million allowance for doubtful accounts.

The operating loss was $13.2 million, as compared to operating income of $6.7 million in the year-ago quarter.

The net loss was $13.1 million, as compared to net income of $5.2 million in the year-ago quarter. Diluted loss per share in the third quarter of 2012 was $0.92, as compared to diluted earnings per share of $0.42 in the year-ago quarter.  Non-GAAP net loss, which excludes $0.2 million of non-cash stock compensation expense and $14.2 million allowance for doubtful accounts, was $1.3 million, as compared to non-GAAP net income of $6.1 million in the year-ago quarter.  The non-GAAP loss per diluted share was $0.09, versus non-GAAP earnings per diluted share of $0.50 in the year-ago quarter.

Nine-Month Results

Revenue for the nine months ended September 30, 2012 was $52.4 million, a 23.5% decrease as compared to $68.4 million in the same period of 2011. Gross profit decreased 33.6% to $20.0 million from $30.1 million in the year-ago period.  Operating loss was $13.3 million, compared to operating income of $14.3 million in the year-ago period.  Net loss was $13.9 million, or $0.98 per diluted share for the nine months ended September 30, 2012, compared to net income of $11.4 million, or $0.92 per diluted share in the year-ago period. Non-GAAP net income, which excludes $0.5 million of non-cash stock compensation expense and $16.1 million of allowance for doubtful accounts, was $2.7 million, or $0.19 per diluted share, compared to non-GAAP net income of $13.2 million, or $1.07 per diluted share in the year-ago period. Weighted average diluted shares outstanding increased to 14.1 million shares from 12.3 million shares in the first nine months of 2011.

Financial Condition

As of September 30, 2012, Telestone had $9.3 million in cash and cash equivalents, as compared to $18.9 million on December 31, 2011. Inventory was $10.2 million on September 30, 2012, as compared to $6.8 million at the end of 2011. Working capital was $112.2 million as of September 30, 2012, versus $126.7 million at the end of 2011. The Company had $11.6 million in short-term debt, as well as $52.2 million in accounts payable at the end of third quarter of 2012. Shareholders’ equity, including $1.5 million of non-controlling interests, totaled $130.2 million at the end the second quarter of 2012, as compared to $142.8 million at the end of 2011.  Cash used in operating activities was $6.1 million in the first nine months of 2012, as compared to $17.4 million of cash used in operating activities in the year-ago period.

As of September 30, 2012, Telestone’s accounts receivable were $243.9 million, versus $251.5 million at the end of 2011. The accounts receivable turnover period (DSOs) for the quarter ended September 30 was 1,232 days. During the third quarter, Telestone collected $18.5 million in accounts receivable.

Business Outlook

For the full-year 2012, Telestone now expects revenues of approximately $ 71-79 million, as compared to its previous estimate of approximately $117 million.

“While we are disappointed in reporting a decline in sales and a loss in the second quarter, the loss was largely due to an allowance for doubtful accounts. This year, we have deliberately moderated our top-line growth in order to improve collections so that we can position Telestone for a return to growth and a renewed focus on our U-DAS (WFDS) and TIPS technologies next year. Our updated guidance reflects the slow start of the carriers’ large-scale 4G network construction in China and some unexpected headwinds in the US, and therefore we have adjusted our business-development strategies there to focus on large orders from U.S. carriers. The Company is currently successfully navigating a technology cycle, as investment in certain wireless technologies wanes and new technologies such as TIPS start to draw customer interest,” commented Mr. Daqing Han, Telestone’s Chairman and CEO.

“While we are disappointed in reporting a decline in sales and a loss in the second quarter, the loss was largely due to an allowance for doubtful accounts. This year, we have deliberately moderated our top-line growth in order to improve collections so that we can position Telestone for a return to growth and a renewed focus on our U-DAS (WFDS) and TIPS technologies next year. Our updated guidance reflects the slow start of the carriers’ large-scale 4G network construction in China and some unexpected headwinds in the US, and therefore we have adjusted our business-development strategies there to focus on large orders from U.S. carriers. We are currently soliciting bids for projects in Houston and Dallas, TX, as well as in Mexico and Chile and we believe these initiatives will improve orders in the near future,” commented Mr. Daqing Han, Telestone’s Chairman and CEO.

Non-GAAP Financial Measures

This release contains adjusted non-GAAP financial measures.  These adjusted financial measures, which are used as measures of the Company’s performance, should be considered in addition to, not as a substitute for, measures of the Company’s financial performance prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”).  The Company’s adjusted financial measures may be defined differently than similar terms used by other companies.  Accordingly, care should be exercised in understanding how the Company defines its adjusted financial measures.

Reconciliations of the Company’s adjusted measures to the nearest GAAP measures are set forth in the section below titled “Reconciliation of GAAP to Non-GAAP Results.”  These adjusted measures include adjusted net income, and adjusted diluted net income per share.

The Company’s management uses adjusted financial measures to gain an understanding of the Company’s comparative operating performance (when comparing such results with previous periods or forecasts) and future prospects.  The Company’s adjusted financial measures exclude certain special items, including stock-based compensation charge and allowance for doubtful accounts from its internal financial statements for purposes of its internal budgets.  Adjusted financial measures are used by the Company’s management in their financial and operating decision-making, because management believes they reflect the Company’s ongoing business in a manner that allows meaningful period-to-period comparisons.  The Company’s management believes that these adjusted financial measures provide useful information to investors and others in the following ways: 1) in understanding and evaluating the Company’s current operating performance and future prospects in the same manner as management does, if they so choose, and 2) in comparing in a consistent manner the Company’s current financial results with the Company’s past financial results.

The Company’s management believes excluding stock-based compensation and allowance for doubtful accounts from its adjusted financial measures is useful for itself and investors, as such expense will not result in future cash payment and is not an indicator used by management to measure the Company’s core operating results and business outlook.

The adjusted financial measures have limitations.  They do not include all items of income and expense that affect the Company’s operations. Specifically, these adjusted financial measures are not prepared in accordance with GAAP, may not be comparable to adjusted financial measures used by other companies and, with respect to the adjusted financial measures that exclude certain items under GAAP, do not reflect any benefit that such items may confer to the Company.  Management compensates for these limitations by also considering the Company’s financial results as determined in accordance with GAAP.

Conference Call

The Company will host a conference call on Monday, November 19, 2012 at 8:00 a.m. Eastern Standard Time to discuss its financial results for the third quarter ended September 30, 2012.

The conference call may be accessed by calling:

U.S. Toll Free:	800-860-2442
U.S. Toll / International:	412-858-4600
Canada Toll Free:	866-605-3852
China North Toll Free:	10-800-712-2304
China South Toll Free:	10-800-120-2304
Hong Kong Toll Free:	800-962475

The conference pass code is 10021565.

A replay will be available for seven days starting on Monday, November 19, 2012, at 9:00 a.m. Eastern Standard Time and can be accessed by dialing (877) 344-7529. International callers should dial +1 (412) 317-0088. When prompted, enter conference pass code 10021565.

About Telestone Technologies Corporation

Telestone is a leader and innovator in wireless local-access network technologies and solutions. The company has a global presence, with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than ten years, Telestone has installed radio-frequency (RF)-based 1G and 2G systems throughout China for leading telecommunications companies. After intensive research on the needs of carriers in the 3G age, Telestone developed and commercialized its proprietary third-generation local-access network technology, WFDS(TM) (Wireless Fiber-optic Distribution System), which provides a scalable, multi-access local access network solution for China's three cellular protocols. Telestone also offers services including project design, manufacturing, installation, maintenance and after-sales support. The Company has approximately 1,500 employees.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

– Financial Tables Follow –

Telestone Technologies Corporation

Condensed Consolidated Balance Sheets

	As of September 30,	As of December 31,
	2012	2011
ASSETS	US$’000	US$’000

	(Unaudited)

Current assets:

Cash and cash equivalents	9,324	18,850
Accounts receivable, net of allowance	243,913	251,460
Due from related parties	1,540	1,534
Inventories, net of allowance	10,151	6,755
Prepayments	1,964	2,351
Other current assets	4,510	2,797

Total current assets	271,402	283,747

Goodwill	4,268	4,268
Property, plant and equipment, net	11,252	9,264
Lease prepayment	2,540	2,571

	18,060	16,103

Total assets	289,462	299,850

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Short-term bank loans	11,606	14,941
Accounts payable – Trade	52,231	46,450
Service cost payable	39,589	35,254

Customer deposits for sales of equipment	2,515	2,684
Due to related parties	1,838	1,831
Income tax payable	19,042	18,695
Accrued expenses and other accrued liabilities	32,393	37,229

Total current liabilities	159,214	157,084

Commitments and contingencies

Stockholders’ equity:

Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued	-	-
Common stock and paid-in-capital, US$0.001 par value: Authorized – 100,000,000 shares as of September 30, 2012 and December 31, 2011
Issued and outstanding – 12,333,264 shares as of September 30, 2012 and December 31, 2011, respectively	12	12
Additional paid-in capital	49,580	50,148
Dedicated reserves	6,871	6,871
Other comprehensive income	12,812	12,329
Retained earnings	59,513	73,406

Total Telestone Technologies Corporation stockholder’s equity	128,788	142,766

Non-controlling interests	1,460	-

Total equity	130,248	142,766

Total liabilities and stockholders’ equity	289,462	299,850

Telestone Technologies Corporation

Condensed Consolidated Statements of Operations and Other Comprehensive Income

		Three months ended September 30,		Nine months ended September 30,
		2012

			2011	2012

					2011
	Note	US$’000

			US$’000	US$’000

					US$’000
		(Unaudited)

			(Unaudited)	(Unaudited)

					(Unaudited)
Operating revenues:

Net sales of equipment

		5,889	11,443	15,373	27,269

Service income

		11,508	18,167	36,993	41,150

Total operating revenues

		17,397	29,610	52,366	68,419

Cost of operating revenues:

Cost of net sales

		3,466	6,475	9,128	15,611

Cost of service

		7,106	10,256	23,253	22,697

Total cost of operating revenues

		10,572	16,731	32,381	38,308

Gross profit

		6,825	12,879	19,985	30,111

Operating expenses:
Sales and marketing		2,754	3,552	9,403	8,709
General and administrative		16,616	1,988	21,744	5,353
Research and development		483	510	1,513	1,378
Depreciation and amortization		190	118	583	340

Total operating expenses		20,043	6,168	33,243	15,780

Operating (loss)/income

		(13,218)	6,711	(13,258)	14,331
Interest expense		(328)	(394)	(858)	(730)

Other income, net		425	108	709	432

(Loss)/Income before income taxes		(13,121)	6,425	(13,407)	14,033
Income taxes		73	(1,182)	(464)	(2,647)

Net (loss)/income		(13,048)	5,243	(13,871)	11,386

Net income attributable to non-controlling interests		(11)	-	(23)	-

Net (loss)/income attributable to Telestone Technologies Corporation common stockholders		(13,059)	5,243	(13,894)	11,386

Other comprehensive income
Foreign currency translation adjustment		(261)	804	483	2,715

Total comprehensive (loss)/income attributable to Telestone Technologies Corporation common stockholders		(13,320)	6,047	(13,411)	14,101

(Loss)/Earnings per share:	3

Weighted average number of common stock outstanding
Basic		14,133,264	12,333,264	14,133,264	12,333,264
Effect of dilutive warrants and stock options		-	4,947	-	10,448

Diluted		14,133,264	12,338,211	14,133,264	12,343,712

		US$	US$	US$	US$
Net (loss)/income per share of common stock
Basic		(0.92)	0.43	(0.98)	0.92
Diluted		(0.92)	0.42	(0.98)	0.92

Telestone Technologies Corporation

Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2012	2011
	US$’000	US$’000
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net (loss)/income	(13,871)	11,386
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	583	340
Loss on disposal of property, plant and equipment	4	3
Provision for slow-moving and obsolete inventories	428	-
Provision for doubtful debt	16,089	411
Stock-based compensation	475	1,356
Changes in assets and liabilities:
Accounts receivable	(7,535)	(25,182)
Inventories	(3,797)	(3,070)
Prepayments	395	93
Other current assets	(1,700)	(2,643)
Accounts payable	5,594	284
Customer deposits for sales of equipment	(180)	189
Due to related parties	-	(1,916)
Income tax payable	272	2,451
Service cost payable, accrued expenses and other accrued liabilities	(2,839)	(1,141)

Net cash used in operating activities	(6,082)	(17,439)

Cash flows from investing activities

Proceeds from disposal of property, plant and equipment	8	-
Purchase of property, plant and equipment	(459)	(2,461)

Net cash used in investing activities	(451)	(2,461)

Cash flows from financing activities

Capital injection by non-controlling interests

	395	-

Repayment of short-term bank loans

	(8,842)	(7,029)
Short-term bank loans raised	5,448	10,044

Net cash (used in) from financing activities	(2,999)	3,015

Net decrease in cash and cash equivalents	(9,532)	(16,885)

Cash and cash equivalents, beginning of the period	18,850	31,020

Effect on exchange rate changes	6	183

Cash and cash equivalents, end of the period	9,324	14,318

Supplemental disclosure of cash flow information
Interest received	65	30
Interest paid	(722)	(525)
Tax paid	(191)	(194)

The following table reconciles GAAP measures to non-GAAP measures:

Telestone Technologies Corporation

Reconciliation of GAAP to Non-GAAP Results

(U.S. Dollars in Thousands, Except Per-Share Amounts)

	Three Months Ended June 30,		Six Months Ended March 30,
	2012	2011	2012	2011
Net Income	($13,059)	$5,243	($13,411)	$14,101
Add back: Stock-based compensation	159	452	475	1,356
Allowance for doubtful accounts	14,219	411	16,089	411
Non-GAAP Net Income	1,319	6,106	3,153	15,868
Non-GAAP Diluted EPS	$0.09	$0.50	$0.22	$1.29

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